Press Release
For Immediate Release

    Contact:  Howard H. Nolan
     Senior Executive Vice President
     Corporate Secretary
     631.537.1001 ext.7255

BRIDGE BANCORP CHAIRPERSON WESNOFSKE RETIRES
MCCOY NOMINATED TO FILL BOARD POSITION
VICE CHAIR HEFTER TO BE NAMED CHAIRPERSON

(Bridgehampton, NY – March 24, 2008)  Bridge Bancorp, Inc. (the "Company") (NASDAQ/OTC: BDGE), the holding company for The Bridgehampton National Bank (the "Bank"), announced that Albert E. McCoy, Jr. has been nominated to fill the board seat that will be vacated by Raymond Wesnofske when he retires in April 2008. Mr. Wesnofske, current Chairperson of the Board of Directors, will be succeeded as chairperson by Marcia Z. Hefter, Esq. effective following the Company’s annual meeting of shareholders.  Dennis A. Suskind, a current member of the Board, will become Vice Chair. In addition, standing for election at the annual meeting are Kevin M. O’Connor, Thomas J. Tobin, Charles I. Massoud and Emanuel Arturi. The annual meeting will be held at the offices of The Bridgehampton National Bank, 2200 Montauk Highway, on Friday, April 25 at 11:00 a.m.

Kevin M. O’Connor, President and Chief Executive Officer of Bridge Bancorp, Inc. commented on behalf of the Company, “We are both fortunate and grateful to have had Raymond Wesnofske on our board for 38 years, including the last 20 years as Chairperson. His local knowledge and vision have guided us during one of the most successful periods in the Company’s history. We are also pleased to have Marcia Hefter serve as our new Chairperson. For over 20 years she has contributed an intelligent and analytical perspective in her role as a board member and most recently as Vice Chairperson.  And, with the addition of Albert McCoy, we continue to build on this institutions community roots.  He will add deeper local knowledge and challenge us to seek out new opportunities.”

Marcia Z. Hefter, Esq. is a partner in Esseks, Hefter & Angel LLP.  Her firm maintains offices in both Riverhead and Water Mill, NY.  Ms. Hefter is a graduate of Boston University and New York University School of Law.  In addition to serving as Director of Bridge Bancorp, Inc., she has also served on the Board of Trustees of Central Suffolk Hospital and Peconic Health Corp. and as the Director of the Suffolk County Bar Association. A long time resident of Riverhead, Ms. Hefter recently moved to East Moriches where she resides with her husband Robert Hefter, retired CPA.

Dennis A. Suskind joined the Board of Bridge Bancorp in 2002.   He is a co-owner of Water Mill Party Rental, a retired partner with Goldman, Sachs & Co. and on the board of the New York Mercantile Exchange (NYMEX).  He serves as President of the Board of the Arthur Ashe Institute for Urban Health and is a board member of the Marymount School in Manhattan.   An active member of the local east end community, he is a former Southampton Town Councilman. He previously served as a Board Member of the Nature Conservancy (South Fork/Shelter Island Chapter). He is also President of the world renowned Hampton Classic Horse Show.  Dennis Suskind and his wife Cynthia are parents of four children.  They have been members of the Bridgehampton community for over 35 years.

Albert E. McCoy, Jr is President of W.F. McCoy Petroleum Products Inc. and the McCoy Bus Company located in Bridgehampton, New York.  He graduated from George Washington University with a degree in economics and is a long standing shareholder of the Company. In his new board position, he follows in his father’s footsteps. Albert McCoy, Sr. served as a board member for twenty years.  Mr. McCoy, Jr. was born and raised in Bridgehampton where he graduated from Bridgehampton High School. After four years of college in Washington D.C., he returned home with a plan to work with his father in the family businesses, which he runs today.   He and his wife have twin four-year old sons.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.
Established in 1910, the Bank, with assets of approximately $600 million, and a primary market area of eastern Long Island, extending westward into Riverhead Town, operates 14 retail branch locations. Through this network and electronic delivery channels it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract.

Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.
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